EXHIBIT 8(j)(ii)
AMENDMENT TO PARTICIPATION AGREEMENT
     The Fund Participation Agreement, dated September 5, 1995, between IL Annuity and Insurance Company, a life insurance company organized under the laws of Kansas, T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc., is hereby amended, effective as of June 1, 2001, as follows:
1.	Paragraph 12.2, “the names and address of” in line 2 shall be replaced with “all information pertaining to”, and in lines 4 and 5, “names and addresses and other” shall be deleted.

2.	Paragraph 12.2, The following sentence shall be added at the end of this paragraph:
Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P.
3.	Schedule A, Contracts Funded by Separate Account, is hereby amended to include the following contracts: VCA-97 and VSTAR-01.
     All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to Amend as of the date and year first above written.

T. ROWE PRICE FIXED INCOME SERIES, INC.
By:	/s/ Henry H. Hopkins
	Name:	Henry H. Hopkins
	Title:	Vice President

T. ROWE PRICE INVESTMENT SERVICES, INC.
By:	/s/ Darrel Braman
	Name:	Darrel Braman
	Title:	Vice President

IL ANNUITY AND INSURANCE COMPANY
By:	/s/ Daniel J. LaBonte
	Name:	Daniel J. LaBonte
	Title:	Sales Officer

SCHEDULE A

Name of Separate
Account and Date
Established by	Contracts Funded by
Board of Directors	Separate Account	Designated Portfolios

IL Annuity and Insurance Co.,	VA-95	T. Rowe Price Fixed Income Series, Inc.
Separate Account 1 (11-1-94)	VCA-97	T. Rowe Price Limited Term Bond
	VSTAR-01	Portfolio

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